Exhibit 5.1
Seaport West
155 Seaport Boulevard
Boston, MA 02210-2600
617 832 1000 main
617 832 7000 fax
February 9, 2010
Art Technology Group, Inc.
One Main Street
Cambridge, MA 02142
Ladies and Gentlemen:
     We have acted as counsel to Art Technology Group., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3, Registration No. 333-162794 (as amended or supplemented to date, the “Registration Statement”), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, the related Prospectus dated November 19, 2009 (the “Prospectus”), and the related Prospectus Supplement dated February 5, 2010 (the “Prospectus Supplement”), as to the public offering by the Company of 28,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The public offering is being made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated February 5, 2010 by and among the Company, Deutsche Bank Securities Inc., and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein.
     You have requested our opinion with respect to the matters set forth below.
     We are familiar with the Company’s Certificate of Incorporation, as amended and restated and in the form certified by the Secretary of State of the State of Delaware on June 16, 2006, its By-Laws, as amended and restated and in the form appearing in the Company’s minute books, and the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Art Technology Group, Inc.
February 9, 2010

     We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.
     Based upon and subject to the foregoing, it is our opinion that the issuance, offer and sale of the Shares as described in the Registration Statement, the Prospectus and the Prospectus Supplement, have been duly authorized by all necessary corporate action on the part of the Company and that the Shares, when issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as an exhibit to a current report on Form 8-K, to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in each of the Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

FOLEY HOAG llp
By:	/s/ Robert W. Sweet, Jr.
A Partner